                                                                    EXHIBIT (i)

May 29, 2001




Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Re:      The Enterprise Group of Funds, Inc.
         Registration Statement No. 2-28097

Dear Sir or Madam:


I am counsel to The Enterprise Group of Funds, Inc., (the "Fund"), and in so acting, have reviewed Post-Effective Amendment No. 65 (the "Post Effective Amendment") to the Fund's Registration Statement on Form N-1A, Registration File No. 2-28097. Representatives of the Fund have advised that the Fund will file the Post-Effective Amendment pursuant to paragraph (b) of Rule 485 ("Rule 485") promulgated under the Securities Act of 1933. In connection therewith, the Fund has requested that I provide this letter.


In my examination of the Post-Effective Amendment, I have assumed the conformity to the originals of all documents submitted to me as copies.

Based upon the foregoing, I hereby advise you that:

         (1) the Fund is a corporation duly incorporated and validly existing in good standings under the laws of the State of Maryland;

         (2) the Common Stock to be offered has been duly authorized and, when sold as contemplated in the Amendments, will be validly issued, fully paid and nonassessable.

         (3) the prospectus included as part of the Post-Effective Amendment does not include disclosure which I believe would render it ineligible to become effective pursuant to Paragraph (b) of Rule 485.

Very truly yours,


/s/ Stuart M. Weitz


Stuart M. Weitz